Exhibit 10.3

FORM OF OPTION AWARD AGREEMENT

TERM SHEET
FOR AWARD OF STOCK OPTIONS
UNDER AMCOL INTERNATIONAL CORPORATION
2010 LONG-TERM INCENTIVE PLAN

Participant:
Award Date:
Exercise Price Per Share	$____
Type of Option (ISO or NSO):	NSO
Total Number of Shares Subject to Award:
Expiration Date if not 10 Years After Award Date:

Vesting Schedule:	% of Award Vested:

ADDENDUM
UNDER AMCOL INTERNATIONAL CORPORATION
2010 LONG-TERM INCENTIVE PLAN

NON-QUALIFIED OPTIONS

1.             General. This Addendum together with the attached Term Sheet constitute the Stock Option Agreement with respect to an award to a Participant of a non-qualified stock option granted pursuant to the AMCOL International Corporation (the “Company”) 2010 Long-Term Incentive Plan (the “Plan”). The capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise defined herein or unless the context shall require otherwise.

2.             Exercise. In order to exercise the Options granted hereunder, the Participant must provide Merrill Lynch through its Benefits OnLine System, or another successor system, notice of the number of shares with respect to which option rights are being exercised and by paying in full the option price of the shares at the time being acquired and any applicable taxes in accordance with the methods permitted under the Plan. The date of exercise shall be deemed to be the date of receipt of the notice and payment for the shares being purchased. The Participant shall have none of the rights of a stockholder with respect to shares covered by such Options until the Participant becomes recordholder of such shares.

3.             No Right to Continued Employment. Nothing herein contained shall confer on the Participant any right with respect to continuation of employment by the Company or its subsidiaries, or interfere with the right of the Company or its subsidiaries to terminate at any time the employment of the Participant, or, except as the shares of Common Stock actually delivered, confer any rights as stockholder upon the holder hereof.

4.             Additional Vesting Provisions. Notwithstanding the vesting schedule set forth in the applicable Term Sheet, the Options will become exercisable, if: (1) the Participant retires on or after attaining age 65; (2) the Participant retires on or after attaining age 55 with the consent of the Company; (3) the Participant retires on or after incurring a total and permanent disability (as determined by the Company); or (4) the Participant dies. If the Participant terminates employment with the Company for any other reason, the Participant will forfeit any Options that are not yet vested. Notwithstanding anything stated in this Stock Option Agreement to the contrary, all Options will become vested and exercisable upon the effective date of a Change of Control and will remain exercisable during the thirty (30) day period commencing on the effective date of such Change of Control, to the extent shares of Common Stock remain outstanding following such effective date, but in no event beyond the date the Stock Option would otherwise expire but for the Change of Control.

5.             Expiration. The Options granted hereunder shall expire on the earliest of:

(i)	the date on which they are forfeited, under the provisions of the Plan or Section 4 hereof;

(ii)	ten (10) years from the Award Date;

(iii)	three (3) months after the Participant’s termination of employment with the Company and its subsidiaries for any reason other than death; or

(iv)	twelve (12) months after the Participant’s death.

The Participant and the Company acknowledge and agree that the Participant’s acceptance of the terms and conditions of the Term Sheet, this Addendum and the Plan will be reflected electronically using the Merrill Lynch Benefits OnLine System.